Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TVAX BIOMEDICAL, INC.

The undersigned, TVAX Biomedical, Inc., a Delaware corporation (the “Corporation”), for the purpose of amending and restating the Amended and Restated Certificate of Incorporation of the Corporation, in accordance with the General Corporation Law of Delaware, does hereby make and execute this Second Amended and Restated Certificate of Incorporation and does hereby certify that:

I. The name of the Corporation is TVAX Biomedical, Inc., and the name under which it was originally incorporated was TVAX Biomedical, Inc. Its original Certificate of Incorporation was filed with the Secretary of State of Delaware on July 14, 2011. Its Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 25, 2011.

II. Resolutions setting forth the proposed amendment and restatement of the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted by unanimous consent at a special meeting of the Board of Directors of the Corporation on November 22, 2011, declaring such amendment and restatement to be advisable and calling for a vote of the Corporation’s stockholders to approve the same.

III. The Second Amended and Restated Certificate of Incorporation of the Corporation approved by a resolution of the Board of Directors read as follows:

ARTICLE I

NAME

The name of the Corporation is TVAX Biomedical, Inc.

ARTICLE II

INCORPORATOR AND REGISTERED AGENT

Section 1. The name of the incorporator is Craig L. Evans, and his mailing address is 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64106.

Section 2. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

PURPOSES

The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (as amended from time to time, the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV

AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation shall have the authority to issue is 50,000,000 shares, of which:

(a) 100,000,000 shares shall be shares of Common Stock, par value $0.01 per share (the “Common Stock”), and

(b) 10,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

The Common Stock, and the Preferred Stock collectively are referred to as the “Capital Stock.”

ARTICLE V

COMMON STOCK

Section 1. Except as otherwise specifically provided in this Certificate of Incorporation, the powers, preferences and rights of the shares of Common Stock are in all respects identical.

ARTICLE VI

PREFERRED STOCK

Section 1. Subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, the Board of Directors shall be authorized to provide by resolution for the issuance of Preferred Stock in one or more series, to establish the number of shares to be included in each such series and to fix and state the designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, applicable to the shares of each such series. The Board of Directors shall file a certificate of designation pursuant to the DGCL for the shares of each such series before issuing such shares hereunder which certificate of designation shall designate the terms of the series of Preferred Stock to be issued. The shares of each series of Preferred Stock authorized by the Board of Directors hereunder may vary from the shares of any other series as to rights, privileges, qualifications, limitations or restrictions applicable thereto.

Section 2. Three Million Two Hundred Thousand (3,200,000) of the authorized shares of Preferred Stock are hereby designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). One Million Two Hundred Thousand (1,200,000) of the authorized shares of Preferred Stock are hereby designated the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). Five Million Two Hundred Thousand (5,200,000) of the authorized shares of Preferred Stock are hereby designated the “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”).

Section 3. The powers, rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are as follows:

(a)	Rank.

(i) Subject to the preferential rights of the Series C Preferred Stock, the Series A Preferred Stock shall, (A) with respect to dividend rights and rights upon liquidation, winding up or dissolution, whether voluntary or involuntary, rank prior to the Common Stock (as defined in Article IV hereof) and all classes or series of any other capital stock or equity securities of the Corporation, which by their terms rank junior to the Series A Preferred Stock, and (B) with respect to rights upon liquidation, winding up or dissolution, whether voluntary or involuntary, rank prior to the Series B Preferred Stock.

(ii) Subject to the preferential rights of the Series C Preferred Stock and Series A Preferred Stock, Series B Preferred Stock shall, with respect to rights upon liquidation, winding up or dissolution, whether voluntary or involuntary, rank prior to the Common Stock and all classes or series of any other capital stock or equity securities of the Corporation, which by their terms rank junior to the Series B Preferred Stock.

(iii) The Series C Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, whether voluntary or involuntary, rank prior to the Common Stock and all classes or series of preferred stock, preference stock or any other capital stock or equity securities of the Corporation, whether now issued or hereafter created. All equity securities of the Corporation to which the Series C Preferred Stock ranks prior, including the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock, are collectively referred to herein as the “Junior Securities.”

(b)	Dividends.

(i) The holders of Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends only when declared by the Board. Such dividends shall be cumulative and shall accrue at a rate of ten percent (10%) per annum of the sum of (i) the Series A Original Issue Price (as defined below) plus (ii) all accrued and unpaid dividends thereon (for purposes of this clause (ii), dividends shall be deemed to accrue on a calendar quarter basis). No dividends (other than those payable on the Common Stock solely in Common Stock or other Junior Securities or those payable on the Series C Preferred Stock) shall be declared or paid with respect to any other class or series of Capital Stock until any and all previously accumulated but unpaid dividends on the Series A Preferred Stock shall have been paid as provided herein. Such cumulative dividends are prior and in preference to any declaration or payment of any dividend or other distribution on Common Stock (other than a dividend payable in shares of Common Stock or other Junior Securities) or on any other class or series of Capital Stock (other than the Series C Preferred Stock). In addition to the provisions hereof regarding the payment of any cumulative dividends to the holders of Preferred Stock, in no event shall any dividend be paid or declared, nor shall any distribution be made on the Common Stock (other than a dividend payable in shares of Common Stock or other Junior Securities) unless holders of the Preferred Stock (other than Series B Preferred Stock) shall participate in such dividend on a pro rata basis with the holders of the Common Stock, counting shares of such Preferred Stock on an as-if converted basis.

(ii) The holders of Series B Preferred Stock shall not be entitled to receive any dividends or other distributions with respect to the Series B Preferred Stock. The Corporation shall not at any time effect a subdivision or combination of the outstanding shares of Series B Preferred Stock, or effect any reclassification, exchange or substitution of the Series B Preferred Stock.

(iii) The holders of shares of Series C Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends only when declared by the Board. Except as provided in Section 3(u), such dividends shall be cumulative and shall accrue at a rate of twelve percent (12%) per annum of the sum of (i) the Series C Original Issue Price (as defined below) plus (ii) all accrued and unpaid dividends thereon (for purposes of this clause (ii), dividends shall be deemed to accrue on a calendar quarter basis). No dividends (other than those payable solely in Common Stock or other Junior Securities) shall be declared or paid with respect to any other class or series of Capital Stock until any and all previously accumulated but unpaid dividends on the Series C Preferred Stock shall have been paid as provided herein. Such cumulative dividends are prior and in preference to any declaration or payment of any dividend or other distribution on Common Stock (other than a dividend payable in shares of Common Stock or other Junior Securities) or on any other class or series of Capital Stock. In addition to the provisions hereof regarding the payment of any cumulative dividends to the holders of Series C Preferred Stock, in no event shall any dividend be paid or declared, nor shall any distribution be made on the Common Stock (other than a dividend payable in shares of Common Stock or other Junior Securities) unless holders of the Series C Preferred Stock shall participate in such dividend on a pro rata basis with the holders of the Common Stock, counting shares of Series C Preferred Stock on an as-if converted basis.

(c)	Liquidation Preference.

(i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets and funds of the Corporation available for distribution to shareholders in accordance with the DGCL (“Liquidation Distribution”) shall be distributed in the following order of preference and priority:

(A) First, the holders of Series C Preferred Stock shall be entitled to receive for each outstanding share of Series C Preferred Stock then held by them an amount equal to $2.24 (the “Series C Original Issue Price”), plus accumulated but unpaid dividends thereon, if any, or the redemption price for such Series C Preferred Stock if subject to a Series C Redemption Request made prior to or within 20 days after written notice of a liquidation or Deemed Liquidation is received by the holders of Series C Preferred Stock. “Deemed Liquidation” means (i) any sale, transfer or issuance or series of sales, transfers or issuances of any outstanding Voting Stock or any merger, consolidation or other transaction involving the Corporation, immediately after which the holder or holders of the Voting Stock or their respective Affiliates immediately prior to such transaction or transactions no longer possess the voting power to elect a majority of the Corporation’s Board of Directors (or other governing board) or the holder or holders of the Voting Stock or their respective Affiliates immediately prior to such transaction or transactions no longer hold record and beneficial ownership of at least a majority of the Voting Stock or (ii) a sale, lease, transfer, license or other disposition of all or substantially all of the assets of the Corporation; provided, that, the occurrence of a Deemed Liquidation pursuant to part (i) may be waived with the consent of the Supermajority of the Series C Preferred. Prior to a Series C Triggering Event (as such term is hereinafter defined in Article VI, Section 3(f)) the term “Supermajority of the Series C Preferred Stock” shall mean the affirmative vote or written consent by the Persons holding at least a majority of all outstanding shares of Series C Preferred Stock and shares of Series C Preferred Stock then issuable upon conversion of the Series C Warrants voting or consenting together as a class; and on or after a Series C Triggering Event, the term “Supermajority of the Series C Preferred Stock” shall mean the affirmative vote or written consent by the Persons holding at least a majority of all outstanding shares of Series C Preferred Stock.

(B) Second, the holders of Series A Preferred Stock shall be entitled to receive for each outstanding share of Series A Preferred Stock then held by them an amount equal to the original purchase price per share of $1.00 (the “Series A Original Issue Price”), plus accumulated but unpaid dividends thereon, if any.

(C) Third, the holders of Series B Preferred Stock shall be entitled to receive for each outstanding share of Series B Preferred Stock then held by them an amount equal to the original purchase price per share of $1.24 (the “Series B Original Issue Price”).

(D) Fourth, the holders of Common Stock, Series A Preferred Stock (on an as-if-converted basis) and Series C Preferred Stock (on an as-if-converted basis) shall be entitled to receive pro rata an amount equal to declared but unpaid dividends, if any, on Common Stock up to the Preference Amount per share of Common Stock, Series A Preferred Stock (on an as-if-converted basis) and Series C Preferred Stock (on an as-if-converted basis).

The amount payable to holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock in accordance with the foregoing shall be adjusted for each recapitalization, stock combination, stock dividend, stock split, and the like effected by the Corporation.

(ii) After payment has been made to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock of the full amounts to which they shall be entitled as provided in subsection (i) as applicable above, all remaining assets of the Corporation available for distribution to the shareholders in accordance with the DGCL shall be distributed among all holders of the Series A Preferred Stock, Series C Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock outstanding and the number of shares of Common Stock which would be held by each such holder if all shares of each such series of Series A Preferred Stock and Series C Preferred Stock were converted into Common Stock at the then effective Series A Conversion Price or Series C Conversion Price, as applicable to such shares.

(iii) For purposes of this Section 3(c), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include: (i) the Corporation’s sale, lease, transfer, license or other disposition of all or substantially all of the assets of the Corporation, or (ii) any sale, transfer or issuance or series of sales, transfers or issuances of any outstanding voting securities or any merger, consolidation or other transaction involving the Corporation, immediately after which the holder or holders of the voting securities or their respective Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended from time to time, the “Exchange Act”) immediately prior to such transaction or transactions no longer possess the voting power to elect a majority of the Corporation’s. board of directors (or other governing board) or the holder or holders of the voting securities or their respective Affiliates immediately prior to such transaction or transactions no longer hold record and beneficial ownership of at least a majority of the voting securities of the Corporation or (iii) any person or group (in each case within the meaning of Rule 13d-5 under the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the voting power attributable to the outstanding securities of the Corporation, except in the case of clause (ii) if the holders of a Supermajority of the Series C Preferred Stock determines that a liquidation, dissolution or winding up of the Corporation shall not be deemed to have occurred.

(iv) The Corporation shall provide the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock with written notice of a liquidation or Deemed Liquidation at least 21 days prior to the payment of any Liquidation Distribution.

(v) Notwithstanding this Section 3(c), each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have the right to elect the benefits of the provisions of Section 3(f) below or other applicable conversion provisions in lieu of receiving payment on any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, pursuant to this Section 3(c).

(d)	Voting.

Each outstanding share of Series A Preferred Stock and each outstanding share of Series C Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock or shares of Series C Preferred Stock are from time to time convertible (as appropriately adjusted for splits, dividends or other distributions or combinations affecting the shares) as of the record date for such meeting (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders that hold voting shares for their action or consideration. Except as required by law, the shares of Series B Preferred Stock shall have no voting rights.

(e)	Restrictions.

For so long as there are any shares of Series C Preferred Stock outstanding, the Corporation shall not, and it shall cause each entity in which the Corporation owns, directly or indirectly, all of the outstanding equity securities of such entity (“Wholly Owned Subsidiary”) not to, engage in any of the following actions, directly or indirectly, unless such action is approved by a Supermajority of the Series C Preferred Stock, which said approval shall not be unreasonably withheld:

(i) make any loan or advance to, or own any stock or other securities of, any entity unless such entity is a Wholly Owned Subsidiary;

(ii) make any loans or advances to any Person except for reasonable advances to employees and expenditures in the ordinary course of business, consistent with past practice;

(iii) create, incur, assume or suffer to exist any Indebtedness individually or in the aggregate in excess of $100,000, except for trade accounts of the Corporation or a Wholly Owned Subsidiary arising in the ordinary course of business, consistent with past practices and Indebtedness reflected in the then-current annual budget of the Corporation approved by the Board of Directors;

(iv) acquire any interest in any entity or business (whether by a purchase of assets, purchase of securities, merger or otherwise), or enter into any joint venture or strategic relationship;

(v) change the principal business of the Corporation or of a Wholly Owned Subsidiary;

(vi) in one or more related transactions, sell, transfer, assign, license, lease, pledge, exchange, hypothecate, grant a security interest or place any other encumbrance on (including by operation of law) or otherwise dispose of any material asset or technology of the Corporation or of a Wholly Owned Subsidiary or any of its Intellectual Property Rights;

(vii) enter into any contract or lease for a term of longer than one year;

(viii) settle or compromise any litigation or other dispute involving any of its Intellectual Property Rights or otherwise involving any amount in controversy in excess of $25,000;

(ix) approve or authorize any filing under the Federal Bankruptcy Code or any other insolvency laws or commence any action under any of the foregoing;

(x) liquidate, dissolve or wind-up its business and affairs, effect any Deemed Liquidation or convert to any other type of business entity or cause the conversion of any of its equity securities;

(xi) make any amendment or alteration to or repeal this Certificate of Incorporation, directly or indirectly, whether by merger, conversion, operation of law or otherwise;

(xii) create or authorize the creation of any other security of the Corporation convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series C Preferred Stock;

(xiii) reclassify, alter or amend any equity security having rights, preferences or privileges junior to or on parity with the Series C Preferred Stock;

(xiv) make any redemption, acquisition, purchase or other retirement of any Common Units, Profits Units, the Series A Preferred Units, or the Series C Preferred Units (“Equity Purchase”) (other than in accordance with Section 3(r);

(xv) declare, pay or make any distributions by the Corporation, except for distributions on the Series C Preferred Stock;

(xvi) take any action or fail to take any action that would materially and adversely affect the rights, preferences and privileges of the Series C Preferred Stock (including granting preferential distribution and liquidation rights to any party) whether by amendment to the Corporation’s Certificate of Incorporation, the Investor Rights Agreement or otherwise; or

(xvii) agree to do any of the foregoing.

Except as provided in Article X, no other approval of Stockholders shall be required pursuant to this Certificate of Incorporation to authorize any act described in this Section 3(e), it being agreed that the approval of the Supermajority of the Series C Preferred Stock shall be the only consent of Stockholders required to authorize these matters.

For purposes of this Section, the terms below shall have the definitions indicated:

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Indebtedness” means for a person, the aggregate amount of, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such person to pay the deferred purchase price of property or services; (iv) all capital lease obligations of such person; (v) all obligations or liabilities of any other person secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed; (vi) all obligations or liabilities of others guaranteed by such person; and (vi) any other obligations or liabilities which are required by U.S. generally accepted accounting principles to be shown as debt on the balance sheet of the Corporation.

“Intellectual Property Rights” means all: (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, trade names, internet domain names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) computer software, data, data bases and documentation thereof; (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (vii) other intellectual property rights; and (viii) copies and tangible embodiments thereof (in whatever form or medium).

(f)	Conversion.

(i) Upon the occurrence of a Series A Triggering Event, each share of Series A Preferred Stock shall automatically convert without any additional consideration into such number of shares of Common Stock (or other securities into which the shares of Common Stock are then convertible), free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, as is determined by dividing the Series A Conversion Value by the Series A Conversion Price at the time in effect for such Series A Preferred Stock. The “Series A Conversion Value,” with respect to any shares of Series A Preferred Stock, means the amount equal to the Series A Original Issue Price for each share of Series A Preferred Stock. The “Series A Conversion Price” per share of Series A Preferred Stock shall initially be the Series A Original Issue Price for a share and shall be subject to adjustment as provided in Section 3(h). “Series A Triggering Event” means (i) the closing of an underwritten initial public offering by the Corporation, (ii) immediately prior to a merger of the Corporation with a corporation or other business entity that the Board of Directors has determined is for the purpose of consummating an underwritten initial public offering by the Corporation, or (iii) the election of the holders of a majority of the shares of Series A Preferred Stock.

(ii) Shares of Series B Preferred Stock shall be convertible as follows:

(A) Upon the earlier of (i) 5:00 p.m. local time in Kansas City, Missouri on June 9, 2014 with respect to those shares of Series B Preferred Stock designated Subseries B-1, or 5:00 p.m. local time in Kansas City, Missouri on November 15, 2015 with respect to those shares of Series B Preferred Stock designated Subseries B-2, or (ii) the occurrence of a Series A Triggering Event (other than a Series A Triggering Event resulting from the election of the holders of a majority of the shares of Series A Preferred Stock) (a “Series B Triggering Event”), each share of Series B Preferred Stock shall automatically convert without any additional consideration into such number of shares of Common Stock (or other securities into which the shares of Common Stock are then convertible) determined by the following formula:

(A-B)	x C
A

where A equals the fair market value of a share of Common Stock (or other securities into which the shares of Common Stock are then convertible) (as defined in below for a Series B Triggering Event described in clause (i) above, and as determined by reference to the initial public offering price of the securities sold in the initial public offering for a Series B Triggering Event described in clause (ii) above), where B equals the Series A Conversion Price, and C equals the number of shares of Common Stock issuable upon the conversion of a share of Series A Preferred Stock (assuming for this purpose that such share has no accrued, unpaid dividends) at the then applicable Series A Conversion Price. When issued, such shares of Common Stock (or other securities into which the shares of Common Stock are then convertible) shall be free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever. For Series B Triggering Event described in clause (i) above, “Fair Market Value of a share of Common Stock” shall be deemed to be the average of the daily closing prices per share of such Common Stock for the ten (10) consecutive Trading Days immediately prior the Conversion Date; provided, however, that in the event that the Fair Market Value of a share of Common Stock is determined during a period following the announcement by the Corporation of (i) a dividend or distribution on such Common Stock payable in shares of such Common Stock or securities convertible into shares of such Common Stock, or (B) any subdivision, combination or reclassification of such Common Stock, and the ex-dividend or ex-distribution date for such dividend or distribution, or the record date for such subdivision, combination or reclassification shall not have occurred prior to the commencement of the ten (10) Trading Day period, as set forth above, then, and in each such case, the Fair Market Value of a share of Common Stock shall be properly adjusted to reflect the current market price per share equivalent of Common Stock. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last sales price, regular way, or, if such last sale price is not reported, the average of the high bid and low asked prices in the over-the-counter market or such other system then in use, or, if on any such date the shares of Common Stock are not quoted by any such organization, the Fair Market Value of a share of Common Stock will be determined in good faith by the Board of Directors. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, a Business Day.

(B) Subject to and in compliance with the provisions of this Section 3(f), any holder of shares of Series B Preferred Stock may, at the option of such holder, convert such holder’s shares of Series B Preferred Stock at any time into shares of Series A Preferred Stock. Upon conversion under this clause (B), each share of Series B Preferred Stock shall be converted without any additional consideration into such number of shares of Series A Preferred Stock determined by the following formula:

(A-B)	x C
A

where A equals the Fair Market Value of a share of Series A Preferred Stock (defined below), where B equals the Series B Conversion Price, and C equals the number of shares of Series B Preferred Stock being converted. When issued, such shares of Series A Preferred Stock shall be free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever. “Fair Market Value of a share of Series A Preferred Stock” shall be deemed to be the product of (x) the number of shares of Common Stock issuable upon the conversion of a share of Series A Preferred Stock (assuming for this purpose that such share has no accrued, unpaid dividends) at the then applicable Series A Conversion Price, times (y) the Fair Market Value of a share of Common Stock (as defined in Section 5(c) of Article V) (or other securities into which the shares of Common Stock are then convertible). “Series B Conversion Price” shall be $1.00 per share, adjusted from time to time in accordance with Article VI.

(iii) Subject to and in compliance with the provisions of this Section 3(f), any holder of shares of Series C Preferred Stock may, at the option of such holder, convert such holder’s shares of Series C Preferred Stock at any time into shares of Common Stock. The number of shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series C Conversion Rate then in effect by the number of shares of Series C Preferred Stock being converted.

(iv) The conversion rate in effect at any time for conversion of the shares of Series C Preferred Stock (the “Series C Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price for a share of Series C Preferred Stock by the then applicable Series C Conversion Price (defined below). If the Corporation increases or decreases the number of outstanding shares of Series C Preferred Stock as a result of a distribution of shares of Series C Preferred Stock, combination, stock split, recapitalization, subdivision or otherwise increases or decreases the number of outstanding shares of Series C Preferred Stock in any similar manner (with each such change effecting only the Series C Preferred Stock), then the Series C Conversion Rate shall be proportionately increased or decreased so that the aggregate number of shares of Common Stock into which the aggregate amount of then outstanding shares of Series C Preferred Stock may be converted shall be the same immediately after such event as immediately prior to such event.

(v) The conversion price for the shares of Series C Preferred Stock shall initially be the Series C Original Issue Price for a share of Series C Preferred Stock (the “Series C Conversion Price”). Such initial Series C Conversion Price shall be adjusted from time to time in accordance with Article VI. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted.

(vi) A holder of Series A Preferred Stock shall have the option to convert such holder’s shares of Series A Preferred Stock into shares of Common Stock in a manner consistent with this Section solely to participate in a Transfer of such Common Stock pursuant to Section 2 of the Investor Rights Agreement.

(vii) Upon the occurrence of a Series C Triggering Event, each outstanding share of Series C Preferred Stock shall, and thereafter, each subsequently issued share of Series C Preferred Stock shall upon issuance, automatically convert without any additional consideration into such number of shares of Common Stock equal to the product obtained by multiplying the Series C Conversion Rate then in effect by the number of shares of Series C Preferred Stock being converted. For purposes of calculating the Series C Conversion Rate for this clause only, “Series C Original Issue Price” means $2.24 plus an amount equal to the accrued and unpaid dividends for each share of Series C Preferred Stock through the date of conversion. “Series C Triggering Event” means the closing of an underwritten initial public offering by the Corporation.

(g)	Mechanics of Conversion.

(i) Upon the occurrence of a Series A Triggering Event, the Corporation shall give written notice to each holder of shares of Series A Preferred Stock and upon the occurrence of a Series B Triggering Event, the Corporation shall give written notice to each holder of shares of Series B Preferred Stock (collectively “Series A&B Conversion Notice”) that such holder’s shares of Series A Preferred Stock and/or Series B Preferred Stock shall be converted into shares of Common Stock (or other securities into which the shares of Common Stock are then convertible). Promptly thereafter each such holder subject to conversion shall surrender to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for such purpose, any certificate or certificates evidencing such shares of Series A Preferred Stock and Series B Preferred Stock. The Series A&B Conversion Notice shall also contain a calculation of the number of shares of Common Stock (or other securities into which the shares of Common Stock are then convertible) issuable upon such conversion. Notwithstanding the foregoing, the Corporation shall not be required to issue any shares of Common Stock (or other securities into which the shares of Common Stock are then convertible) to any Person other than the Person listed in the Corporation’s records as the holder of the shares of Series A Preferred Stock or Series B Preferred Stock unless the Corporation has obtained reasonable assurance that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Securities Act, and all applicable state securities laws, including, if necessary in the reasonable judgment of the Corporation or its legal counsel, receipt of an opinion to such effect from counsel reasonably satisfactory to the Corporation. In no event would such opinion be required if the Common Stock could, upon conversion, be resold pursuant to Rule 144 or Rule 144A under the Securities Act. Such conversion shall be deemed to have been effected as of the close of business on the date the Series A Triggering Event occurred, and the person or persons entitled to receive the shares of Common Stock (or other securities into which the shares of Common Stock are then convertible) issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock (or other securities into which the shares of Common Stock are then convertible) as of the close of business on such date.

(ii) Each holder of Series B Preferred Stock that desires to convert shares of Series B Preferred Stock into shares of Series A Preferred Stock pursuant to Section 3(f)(ii)(B) shall surrender any certificate or certificates therefore, duly endorsed, or an instrument of conveyance executed by such holder sufficient to transfer such converted shares at the principal office of the Corporation and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred Stock being converted. Thereupon, the Corporation shall promptly issue such shares of Series A Preferred Stock and deliver at such office to such holder a certificate or certificates for the number of shares of Series A Preferred Stock to which such holder is entitled. Notwithstanding the foregoing, the Corporation shall not be required to issue any such shares to any Person other than the Person listed in the Corporation’s records as the holder of the shares of Series B Preferred Stock unless the Corporation has obtained reasonable assurance that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Securities Act, and all applicable state securities laws, including, if necessary in the reasonable judgment of the Corporation or its legal counsel, receipt of an opinion to such effect from counsel reasonably satisfactory to the Corporation. In no event would such opinion be required if the shares of Series A Preferred Stock could, upon conversion, be resold pursuant to Rule 144 or Rule 144A under the Securities Act. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares to be converted, and the Person entitled to receive the shares of Series A Preferred Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares on such date.

(iii) Each holder of Series C Preferred Stock that desires to convert shares of Series C Preferred Stock into shares of Common Stock pursuant to this Section 3(g) shall surrender any certificate or certificates therefore, duly endorsed, or an instrument of conveyance executed by such holder sufficient to transfer such converted shares at the principal office of the Corporation and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series C Preferred Stock being converted. Thereupon, the Corporation shall promptly issue such shares of Common Stock and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Notwithstanding the foregoing, the Corporation shall not be required to issue any such shares to any Person other than the Person listed in the Corporation’s records as the holder of the shares of Series C Preferred Stock unless the Corporation has obtained reasonable assurance that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Securities Act, and all applicable state securities laws, including, if necessary in the reasonable judgment of the Corporation or its legal counsel, receipt of an opinion to such effect from counsel reasonably satisfactory to the Corporation. In no event would such opinion be required if the shares of Common Stock could, upon conversion, be resold pursuant to Rule 144 or Rule 144A under the Securities Act. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares to be converted, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares on such date.

(iv) Subject to Section 3(e), immediately prior to the conversion of shares of Series A Preferred Stock or Series C Preferred Stock into shares of Common Stock (or other securities into which the shares of Common Stock are then convertible) upon the occurrence of a Series A Triggering Event or an election to convert Series C Preferred Stock pursuant to Section 3(f) (as applicable), the Corporation shall distribute cash with respect to each share of Series A Preferred Stock in an amount equal to such share’s accrued and unpaid dividends and each share of Series C Preferred Stock in an amount equal to such share’s accrued and unpaid dividends, in any case immediately prior to such conversion. At the option of a holder of Series A Preferred Stock or Series C Preferred Stock (as applicable), such holder may elect to have its accrued and unpaid dividends paid in shares of Common Stock in an amount equal to the accrued and unpaid dividends for each such share divided by the Ordinary Series A Conversion Price for a share of Series A Preferred Stock or Series C Conversion Price for a share of Series C Preferred Stock (as applicable). Notwithstanding anything to the contrary contained herein, if at the time of any conversion of Series A Preferred Stock or Series C Preferred Stock the funds of the Corporation legally available for payment of such accrued and unpaid dividends are insufficient to make the required payments or the Corporation is otherwise prohibited from making any such payment or portion thereof, whether under Section 3(e), under the Note Purchase Agreement (as defined below), or otherwise, then the Corporation shall use those funds that are legally available and otherwise permitted hereunder to make such payments first to satisfy any such payment obligations for accrued and unpaid dividends on Series C Preferred Stock and then accrued and unpaid dividends on Series A Preferred Stock, allocated in each case on a “first come, first served basis” with respect to shares of Series C Preferred Stock and shares of Series A Preferred Stock subject to conversion and any remaining accrued and unpaid dividends shall convert into shares of Common Stock in accordance with this subsection.

(h)	Conversion Price Adjustments.

(i) Adjustment for Splits and Combinations. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding shares of Common Stock without a corresponding subdivision of the shares of Series A Preferred Stock and/or shares of Series C Preferred Stock, each of the Series A Conversion Price and Series C Conversion Price in effect immediately before that subdivision shall be multiplied by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such subdivision and (B) the denominator of which is the total number of shares of Common Stock issued and outstanding as a result of such subdivision. Conversely, if the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock without a corresponding combination of the shares of Series A Preferred Stock and/or shares of Series C Preferred Stock, each of the Series A Conversion Price and Series C Conversion Price in effect immediately before the combination shall be multiplied by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such combination and (B) the denominator of which is the total number of shares of Common Stock issued and outstanding as a result of such combination. Any adjustment under this provision shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustment for Dividends. If the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, in each such event each of the Series A Conversion Price and the Series C Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying each of the Series A Conversion Price and Series C Conversion Price then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or other distribution; provided, that, if such record date is fixed and such dividend or other distribution is not fully paid or if such dividend or other distribution is not fully made on the date fixed therefor, each of the Series A Conversion Price and the Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each shall be adjusted pursuant to this provision to reflect the actual payment of such dividend or other distribution.

(iii) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time, the shares of Common Stock issuable upon the conversion of Series A Preferred Stock and Series C Preferred Stock is changed into the same or a different number of shares of any series of stock, whether by recapitalization, reclassification or otherwise (other than an acquisition or asset transfer or a subdivision or combination of shares or dividend payable in shares or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 3(h)), in any such event each holder of shares of Series A Preferred Stock and shares of Series C Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock or shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(iv) Reorganizations, Mergers, Consolidations or Sales of Assets. If any Organic Change shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each holder of Series A Preferred Stock and holder of Series C Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of shares of Series A Preferred Stock or shares of Series C Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore receivable upon such conversion had such Organic Change not taken place, and in any case of a reorganization or reclassification only appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including provisions for adjustments of the Series A Conversion Price and Series C Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(v) Sale of Common Stock Below Preferred Conversion Price.

(A) If at any time or from time to time, the Corporation issues or sells, or is deemed by the express provisions of subsection (C) to have issued or sold, Additional Shares of Common Stock, other than as a dividend or other distribution on any Common Stock as provided in subsection (ii) above, and other than a subdivision or combination of shares of Common Stock as provided in subsection (i) above, for an Effective Price less than the then effective Series A Conversion Price or

Series C Conversion Price, then and in each such case the then applicable existing Series A Conversion Price or existing Series C Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Effective Price for which Additional Shares of Common Stock have been issued or sold or deemed to have been issued or sold; provided, that, if prior to such adjustment to the Series C Conversion Price only, under this subsection (v) the Series C Conversion Price was reduced pursuant to Section 3(u), then upon any subsequent adjustment pursuant to this subsection (v), the Series C Conversion Price shall be further reduced by the aggregate incremental reductions to the Series C Conversion Price prior to such adjustment under this subsection (v). No adjustment to the Series A Conversion Price shall result from any decrease of the Series C Conversion Price pursuant to Section 3(u) or the last clause of the preceding sentence.

(B) For the purpose of making any adjustment required under this subsection (v), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid in cash or allowed to be paid in cash by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation and without deduction for any such commissions, compensation or concessions payable in stock or Convertible Securities, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(C) For the purpose of the adjustment required under this subsection (v), if the Corporation issues or sells (A) any securities (directly or indirectly) convertible into or exchangeable for Additional Shares of Common Stock, including all warrants, options and other rights to acquire any equity interests of the Corporation (“Convertible Securities”) or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the then applicable Common Share Conversion Price or Series C Conversion Price in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such securities an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, that, if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided, further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or nonoccurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided, further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Common Share Conversion Price or Series C Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this subsection (v), other than: (i) up to 2,500,000 shares of Common Stock (as adjusted for any distribution, split, combination of the outstanding Common Stock or similar recapitalization affecting the number of shares of Common Stock outstanding) issued as compensation to employees, consultants, officers or directors of the Corporation pursuant to any option, restricted stock or other equity compensation plans or agreements as approved by the Board of Directors and in compliance with its contractual obligations; (ii) shares of Series C Preferred Stock issued upon the exercise of Series C Warrants; (iii) shares of Common Stock issued upon the conversion of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock; and (iv) shares of Series A Preferred Stock issued upon the conversion of Series B Preferred Stock. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional

Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this subsection (v), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this subsection (v), for such Additional Shares of Common Stock.

(E) A Supermajority of the Series C Preferred Stock may waive the application of this subsection (v) to any issuance or deemed issuance of shares of Common Stock to which this subsection (v) may be applicable which waiver shall be effective on all stockholders.

(F) “Series C Warrants” means the Warrants to purchase Series C Preferred Units issued pursuant to the Note and Warrant Purchase Agreement dated January 15, 2010, among TVAX Biomedical, LLC and the purchasers of securities thereunder, as amended by the Amended and Restated Note and Warrant Purchase Agreement, dated July 15, 2011 (the “Note Purchase Agreement”).

(vi) Series B Preferred Stock Adjustments for Certain Dilutive or Anti-Dilutive Events.

(A) If the Corporation should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Series A Preferred Stock or the determination of holders of shares of Series A Preferred Stock entitled to receive a distribution payable in additional shares of Series A Preferred Stock, then, as of such record date (or, if no record date is fixed, as of the close of business on the date on which the Board of Directors of the Corporation adopts the resolution relating to such distribution, split or subdivision), the number of shares of Series A Preferred Stock issuable upon conversion of shares of Series B Preferred Stock pursuant to Section 3(f)(ii)(B) (the “Series B Conversion Shares”) shall be increased to equal the product of the number of Series B Conversion Shares immediately prior to such date multiplied by a fraction, the numerator of which shall be the number of shares of Series A Preferred Stock outstanding immediately after such distribution, split or subdivision and the denominator of which shall be the number of shares of Series A Preferred Stock outstanding immediately prior thereto. If the number of shares of Series A Preferred Stock outstanding at any time or from time to time is decreased by a combination of the outstanding shares of Series A Preferred Stock, then following such combination, the number of Series B Conversion Shares shall be decreased to equal the product of the number of Series B Conversion Shares immediately prior thereto multiplied by a fraction, the numerator of which shall be the number of shares of Series A Preferred Stock outstanding immediately after such combination and the denominator of which shall be the number of shares of Series A Preferred Stock outstanding immediately prior thereto.

(B) If the Corporation shall be a party to any transaction, including any capital reorganization, reclassification or recapitalization involving the Common Stock or the Series A Preferred Stock, or some other form of transaction, in which the previously outstanding Series A Preferred Stock shall be changed into or exchanged, or would have been changed or exchanged if such Common Stock or Series A Preferred Stock were outstanding, for different securities of the Corporation or other securities of another corporation or interests in any other corporate or non-corporate entity (such other corporation or non-corporate entity is referred to herein as the “Surviving Entity”) or other property (including cash) or any combination of the foregoing, then, as a condition to the consummation of such transaction, lawful and adequate provision shall be made whereby the holders of shares of Series B Preferred Stock shall thereafter have the right to receive, in lieu of shares of Series A Preferred Stock or shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of the Series B Preferred Stock, such shares of stock or securities (such stock and securities are referred to herein as the “Surviving Entity Securities”) or assets as would have been issued or payable with respect to or in exchange for the Common Stock or Series A Preferred Stock which the holder would have held had the holder converted the Series B Preferred Stock immediately prior to such transaction. In any case, appropriate provisions shall be made with respect to the rights and interests of the holders of Series B Preferred Stock to the end that such conversion rights and exercise rights (including, without limitation, provisions for adjustment of the Series B Conversion Price) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of Surviving Entity Securities or assets thereafter deliverable upon the conversion thereof.

(i)	Certificate as to Adjustments.

Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price or Series C Conversion Price pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock or Series C Preferred Stock (as applicable) a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series C Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Series A Conversion Price or Series C Conversion Price (as applicable) at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a Series A Preferred Stock or Series C Preferred Stock pursuant to this Article VI.

(j)	Notices of Record Date.

In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right or warrant to subscribe for, purchase or otherwise acquire any equity stock or any class of any other securities or property, or to receive any other right, whether now existing or hereafter created), the Corporation shall mail to each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or other distribution, right or warrant, and the amount and character of such dividend or other distribution, right or warrant. The Corporation shall not make or issue such distribution or other distribution, right or warrant described herein unless it provides the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock at least 20 days advance written notice thereof.

(k)	Payment of Taxes.

The Corporation will pay all taxes (other than taxes based upon income or gain) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, or the issue or delivery of shares of Series A Preferred Stock upon conversion of the shares of Series B Preferred Stock, excluding any tax or other charge imposed in connection with any Transfer involved in the issue and delivery of shares in a name other than that in which the shares so converted were registered.

(l)	Termination of Conversion Rights.

The conversion rights of any shares of Series A Preferred Stock or Series C Preferred Stock subject to redemption hereunder shall terminate on the date such shares are redeemed.

(m)	Closing of Books.

The Corporation will at no time close its transfer books in any manner which interferes with the timely conversion of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

(n)	Certain Events.

If any event occurs of the type contemplated by the provisions of this Article VI but not expressly provided for by such provisions (including the granting of equity appreciation rights, phantom equity rights or other rights with equity features other than grants excluded from the definition of Additional Shares of Common Stock), then the Board of Directors shall make an appropriate adjustment in the Series A Conversion Price and the Series C Conversion Price, as applicable, so as to protect the rights of the holders of Series A Preferred Stock and holders of Series C Preferred Stock; provided, that no such adjustment shall increase the Series A Conversion Price or Series C Conversion Price as otherwise determined pursuant to this Article VI or decrease the amount of shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock or shares of Series C Preferred Stock.

(o)	No Avoidance.

In the event the Corporation shall enter into any transaction for the purpose of avoiding the provisions of this Section 3, the benefits provided by such provisions shall nevertheless apply and be preserved.

(p)	No Adjustment.

No adjustment to the Series A Conversion Price shall occur as a result of the consummation of the issuance of shares of Common Stock upon the exercise of Series C Warrants or any subsequent issuance of shares of Common Stock upon the conversion of any shares of Series C Preferred Stock issued upon the exercise of Series C Warrants.

(q)	Adjustment to Series C Preferred Stock.

In the event that any of the terms or conditions of any share, security or equity interest in the Corporation are more favorable than the terms of the Series C Preferred Stock (including the terms contained in the Investor Rights Agreement or any successor agreement thereto applicable to such subsequently issued share, security or equity interest in the Corporation), the terms and conditions of the Series C Preferred Stock shall be adjusted so that the holders of the Series C Preferred Stock have the benefit of such more favorable terms.

(r)	Redemption.

(i) Redemption on Request. At any time after the earlier to occur of (i) January 15, 2015 or (ii) the occurrence of a Default subject to Section 3(u), the holders of 70% of the outstanding shares of Series C Preferred Stock may request redemption of all or any portion of the shares of Series C Preferred Stock (“Series C Redemption Request”); provided, that, a Series C Redemption Request shall have no effect on any shares of Series C Preferred Stock issued upon the exercise of Series C Warrants which may be redeemed as part of a Series C Redemption Request or upon the exercise of the put rights under the Series C Warrants at the election of the holders of such shares of Series C Preferred Stock. At any time after the earlier to occur of: (i) January 15, 2016, or (ii) the occurrence of a Default subject to Section 3(u), the holders of 70% of the outstanding shares of Series A Preferred Stock may request redemption of all or any portion of the outstanding shares of Series A Preferred Stock by delivering written notice of such request to the Corporation and each holder of Series C Preferred Stock and holder of Series C Warrants (a “Series A Redemption Request”). The Corporation shall fix a date that is within ninety (90) days after the date of the Series C Redemption Request or Series A Redemption Request for the completion of the redemption (the “Redemption Date”). Upon the delivery of a Series C Redemption Request, the Corporation and the electing holders of shares of Series C Preferred Stock making the Series C Redemption Request shall promptly (and in any event within 10 days after the date of the Series C Redemption Request)

meet for the purpose of determining the redemption price under subsection (A) below. Promptly after the determination of the redemption price for shares pursuant to subsection (A) or (B) below (as applicable), the Corporation shall give written notice of such request to the redeeming holders specifying the redemption price for shares of Series C Preferred Stock or shares of Series A Preferred Stock (as applicable), the Redemption Date for such Series C Redemption Request or Series A Redemption Request (as applicable) and the place where such amounts are payable (the “Redemption Notice”). All redeeming holders shall tender their redeemed shares subject to a Redemption Request pursuant to the Redemption Notice on the Redemption Date. The Corporation shall redeem such shares by paying in cash for each share to be redeemed on the Redemption Date as follows:

(A) The Corporation shall redeem each share of Series C Preferred Stock to be redeemed on the Redemption Date by paying in cash a price per share equal to the greater of (i) the Series C Original Issue Price plus all accrued and unpaid dividends thereon or (ii) Series C Fair Market Value. “Series C Fair Market Value” means the fair market value of shares of Series C Preferred Stock, on a fully-diluted basis, determined on a going-concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value without giving effect to any discount for any lack of liquidity attributable to a lack of a public market for such security, any block discount or discount attributable to the size of any Person’s holdings of such security, any minority interest or any voting rights thereof or lack thereof. The Corporation and the holders of a majority of the shares of the Series C Preferred Stock subject to a Series C Redemption Request (for purposes of this definition only, each referred to as the “Majority Holders”), will use reasonable efforts to determine Series C Fair Market Value, but if such parties are unable to agree on Series C Fair Market Value within 10 days after meeting for the purpose of determining the Series C Fair Market Value, the Corporation and the Majority Holders shall, within 20 days after the Series C Redemption Request, mutually select an appraiser to make a determination of the Series C Fair Market Value (who shall make such determination within 30 days after selection). If the Corporation and the Majority Holders are unable to agree on an appraiser within a reasonable period of time, then the parties shall choose the appraiser by lot with each of the Corporation and Majority Holders choosing 2 appraisers and the appraiser chosen by lot from those 4 appraisers. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation. Notwithstanding the aforementioned, if a Series C Redemption Request and exercise of put rights under the Series C Warrants occur contemporaneously then the Majority Holders shall coordinate the determination of Series C Fair Market Value with the determination of fair market value under the Series C Warrants and to the extent an appraisal is required, the Corporation shall only be required to obtain a single appraisal for purposes of determining Series C Fair Market Value and the put price for the Series C Warrants for such contemporaneous exercises with the Majority Holders coordinating with the holders of Series C Warrants exercising put rights thereunder to identify the appraiser;

(B) The Corporation shall redeem each share of Series A Preferred Stock to be redeemed on the Redemption Date by paying in cash a price per share equal to the Series A Original Issue Price plus all accrued and unpaid dividends thereon;

(C) Such payments by the Corporation shall be made in full on the Redemption Date to the holders entitled thereto subject to the restrictions contained in Section 3(r)(ii). On the Redemption Date, each holder of shares subject to a Series C Redemption Request or Series A Redemption Request (as applicable) shall provide certificates duly endorsed for transfer or an instrument of conveyance executed by such holder sufficient to transfer such redeemed shares and all redeemed shares shall be cancelled; and

(D) Any shares subject to a Series A Redemption Request or Series C Redemption Request not satisfied in full on the Redemption Date shall remain outstanding. Dividends shall accrue and compound on such shares until such amounts are paid in full.

(ii) Insufficient Funds.

(A) If the funds of the Corporation legally available for redemption of shares of Series C Preferred Stock and repurchase of Series C Warrants or shares of Series A Preferred Stock (as applicable) on the date any redemption or repurchase payment is due are insufficient to make the required payments for shares of Series C Preferred Stock and/or the exercise of put rights under the Series C Warrants subject to a Series C Redemption Request and the exercise of put rights under the Series C Warrants or shares of Series A Preferred Stock subject to a Series A Redemption Request, those funds that are legally available shall be distributed:

(i) in the case of a Series C Redemption Request, ratably among the holders of shares of Series C Preferred Stock and parties entitled to put payments under the Series C Warrants in such a manner that the redemption and put amount to be distributed to each such holder and other party at that time shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for redemption hereunder and put payments under the Series C Warrants by a fraction, the numerator of which shall be the full redemption amount to which such holder would then be entitled under Section

3(r)(i)(A) if the assets and funds available for redemption and payment of the put price under Series C Warrants sufficed to permit payment thereof (as applicable), and the denominator of which shall be the full redemption and repurchase amount to which all such holders of shares of Series C Preferred Stock subject to a Series C Redemption Request would then be entitled under Section 3(r)(i)(A) and holders of Series C Warrants exercising put rights are entitled under Series C Warrants if the assets and property available for redemption sufficed to permit payment thereof; and

(ii) in the case of a Series A Redemption Request, ratably among the holders of shares of Series A Preferred Stock in such a manner that the redemption amount to be distributed to each such holders at that time shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for redemption hereunder by a fraction, the numerator of which shall be the full redemption amount to which such holder would then be entitled under Section 3(r)(i)(B) if the assets and funds available for redemption sufficed to permit payment thereof, and the denominator of which shall be the full redemption amount to which all such holders of shares of Series A Preferred Stock subject to a Series A Redemption Request would then be entitled under Section 3(r)(i)(B) if the assets and property available for redemption sufficed to permit payment thereof.

(B) When additional funds of the Corporation are legally available for the redemption payment pursuant to a Series C Redemption Request or Series A Redemption Request (as applicable) and repurchase payment pursuant to the exercise of a put right under the Series C Warrants, such funds shall immediately be used to redeem the remaining shares of Series C Preferred Stock or shares of Series A Preferred Stock (as applicable) subject to an outstanding Series C Redemption Request or Series A Redemption Request (as applicable) and pay amounts owed for the exercise of put rights under the Series C Warrants in accordance with subsections (A)(i) and (A)(ii) above (as applicable) with adjustment for the accrued and unpaid interest under Section 3(r)(i)(D) and the Series C Warrants (as applicable) and such funds shall not be used for any other purpose. In addition, if the Corporation fails to satisfy its obligations pursuant to a Series A Redemption Request or Series C Redemption Request on the Redemption Date for the same, the holders of shares of Series A Preferred Stock or holders of shares of Series C Preferred Stock may pursue any and all rights and remedies at law or equity available to them and holders of shares of Series C Preferred Stock shall also have the remedies available to them as set forth in Section 3(u).

(iii) Subordination of Series A Redemption Rights. Notwithstanding anything to the contrary contained herein, each Series A Redemption Request shall be subordinate and junior in right to any election of redemption rights or repurchase rights of shares of Series C Preferred Stock or Series C Warrants and the payment in full and satisfaction of all obligations hereunder and under Series C Warrants regardless of the timing of any such election. For the avoidance of doubt, if any Series C Redemption Request or any repurchase right under Series C Warrants is made after a Series A Redemption Request or at any time when Corporation owes amounts pursuant to a Series A Redemption Request, whether at the Redemption Date therefore or pursuant to Section 3(r)(ii), then the Corporation shall satisfy in full all such obligations owed in respect of any such outstanding Series C Redemption Request or the exercise of any repurchase rights under Series C Warrants prior to payment of any amounts owed hereunder for any Series A Preferred Unit or otherwise pursuant to any such outstanding Series A Redemption Request.

(s)	Termination of Redemption Rights.

The rights of holders of shares of Series A Preferred Stock and holders of shares of Series C Preferred Stock under Section 3(r) shall terminate upon a Qualified Public Offering. “Qualified Public Offering” means the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of shares of Common Stock for the account of the Corporation with gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) of at least $30,000,000 and with a pre-money value of the Common Stock (on a fully-diluted basis) of at least $150,000,000.

(t)	Default. A Default shall have occurred if:

(i) the Corporation fails to pay the full amount of any dividend or other distributions for 30 days after the payment due date declared by the Board of Directors;

(ii) the Corporation, any Wholly Owned Subsidiary, Gary W. Wood, Rex Wiggins, Catherine Lucasey, Timothy Wurst, Frank Holladay or TVAX Founders, LLC breaches, fails to perform or observe any other covenants, agreements or obligations contained in any of the Investment Documents (as that term is defined in the Note Purchase Agreement) or any employment agreement, consulting agreement or other agreement to which any may be a party with the Corporation or a Wholly Owned Subsidiary at any time, including the failure to pay in full all amounts owed in cash for redemption or put obligations of the Corporation or any Wholly Owned Subsidiary contained in the Series C Warrants or Section 3(r) of Article VI on the Redemption Date or initial closing date (as applicable), if such failure continues uncured for 30 days (if capable of cure);

(iii) any representation or warranty of the Corporation, any Wholly Owned Subsidiary, Gary W. Wood, Rex Wiggins or Catherine Lucasey, Timothy Wurst, Frank Holladay contained any of the Investment Documents (as that term is defined in the Note Purchase Agreement) or any employment agreement, consulting agreement or other agreement to which each may be a party with the Corporation or any Wholly Owned Subsidiary at any time is untrue in any material respect (without giving effect to any materiality qualification contained therein) and continues uncured for 30 days (if capable of cure);

(iv) the Corporation or any Wholly Owned Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or an order, judgment, decree or injunction is entered adjudicating the Corporation or any Wholly Owned Subsidiary bankrupt or insolvent or requiring the dissolution or split up of the Corporation or any Wholly Owned Subsidiary or preventing the Corporation or any Wholly Owned Subsidiary from conducting all or any part of its business; or any order for relief with respect to the Corporation or any Wholly Owned Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation, any Wholly Owned Subsidiary, or of any substantial part of the assets of the Corporation or any Wholly Owned Subsidiary, or commences any proceeding relating to the Corporation or any Wholly Owned Subsidiary under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar laws of any jurisdiction now or hereafter in effect; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Wholly Owned Subsidiary and either (i) the Corporation or the Wholly Owned Subsidiary, as the case may be, by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within sixty (60) days;

(v) any of the Corporation’s assets or the assets of any Wholly Owned Subsidiary are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors in connection with any obligations or liabilities of the Corporation or any Wholly Owned Subsidiary and such attachment, seizure, warrant, levy or possession could reasonably be expected to have a Material Adverse Effect;

(vi) the Corporation or any Wholly Owned Subsidiary defaults in the payment when due, or in performance or observance, of any material obligation of the Corporation or any Wholly Owned Subsidiary and such default continues uncured for 30 days;

(vii) any of the Investment Documents shall cease to be in full force and effect or declared to be null and void by a court of competent jurisdiction;

(viii) a final judgment in excess of $100,000 is rendered against the Corporation or any Wholly Owned Subsidiary; or

(ix) the occurrence of any event that could cause the injunction, cessation or substantial curtailment of the conduct of business by the Corporation or any Wholly Owned Subsidiary, whether by a court, administrative agency or other governmental authority or otherwise, including the loss, suspension or revocation of, or failure to renew, any license, permit or other approval required by the Corporation or any Wholly Owned Subsidiary to conduct its business.

“Material Adverse Effect” means any matter or matters which would, alone or in the aggregate, have a materially adverse effect on the combined operating results, prospects, assets, liabilities, operations, condition (financial or otherwise) or business of the Corporation and its Wholly Owned Subsidiaries.

(u)	Consequences of a Default.

(i) Upon a Default, holders of shares of Series C Preferred Stock and, subject to the prior right of holders of shares of Series C Preferred Stock, holders of shares of Series A Preferred Stock shall be entitled to exercise redemption rights in accordance with Section 3(r); provided, that for any Default to which a cure period applies, such cure period shall be applied against the 90-day time period for fixing the Redemption Date.

(ii) For a Default capable of cure the then applicable dividend for Series C Preferred Stock shall increase immediately by an increment of 2% retroactive to the occurrence of the event giving rise to the Default. Thereafter, until such time as no Default exists, the dividend for Series C Preferred Stock shall increase automatically at the end of each succeeding 30-day period by an additional increment of 1%. Any increase in the dividend for Series C Preferred Stock resulting from this provision shall terminate as of the close of business on the date on which no Default exists, subject to subsequent increases pursuant to this provision.

(iii) For a Default not capable of cure the then applicable dividend for Series C Preferred Stock shall increase immediately by an increment of 5% retroactive to the occurrence of the event giving rise to the Default. In no event shall an increase to the dividend for Series C Preferred Stock under this provision be rescinded.

(iv) For a Default capable of cure the then applicable Series C Conversion Price shall be reduced immediately retroactive to the occurrence of the event giving rise to the Default by an increment of 5% of what the Series C Conversion Price would have been immediately prior to such adjustment. Thereafter, until such time as no Default exists, the then Series C Conversion Price shall be automatically reduced at the end of each succeeding 30-day period by an additional increment of 1% of what the Series C Conversion Price would have been immediately prior to such adjustment. In no event shall a decrease to the Series C Conversion Price under this provision be rescinded.

(v) For a Default not capable of cure the then applicable Series C Conversion Price shall be reduced immediately retroactive to the occurrence of the event giving rise to the Default by an increment of 10% of what the Series C Conversion Price would have been immediately prior to such adjustment. In no event shall a decrease to the Series C Conversion Price under this provision be rescinded.

(vi) If any Default has occurred, the number of Directors constituting the Board of Directors shall, at the request of the Supermajority of the Series C Preferred Stock, be increased by such number which shall constitute a minimum majority of the Board of Directors, and the Supermajority of Series C Preferred Stock may itself elect or appoint individuals to fill such newly created positions, to remove any individuals elected to such positions and to fill any vacancies in such positions and the Corporation and the other shareholders shall take any and all actions requested by a Supermajority of the Series C Preferred Stock to appoint such designees to the Board of Directors and otherwise implement the terms of this subsection. At such time as no Default exists, such designees shall no longer serve as Directors and the composition of the Board of Directors shall revert to such composition prior to the occurrence of such Default.

(vii) If any Default exists, each holder of Series C Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

(viii) Application of subsections (i) through (vii) may be waived by the Supermajority of the Series C Preferred Stock.

ARTICLE VII

VOTING AND QUORUM

Section 1. Common Stock shall entitle the holders thereof to vote on all matters coming before the stockholders for decision. Except as otherwise may be required by law, each outstanding share of Common Stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote.

Section 2. Except as otherwise may be required by law, each outstanding share of Preferred Stock shall entitle the holder thereof to only such voting rights as may be specified for such share in this Certificate of Incorporation or the certificate of designation relating to such share filed pursuant to the DGCL.

ARTICLE VIII

BOARD OF DIRECTORS

Section 1. The property, business and affairs of the Corporation shall be managed and controlled by a governing body, which shall be known as the “Board of Directors.”

Section 2. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of this Corporation.

Section 3. The members of the Board of Directors, other than those who may be elected by the holders of the Preferred Stock or series thereof, shall be divided into three classes (to be designated as Class I, Class II and Class III), as nearly equal in number as the then total number of directors constituting the whole Board of Directors permits, with the terms of office of one class expiring each year. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. If at such time, the right of one or more series of Preferred Stock to elect one or more directors of the Corporation is ongoing, the holders of Preferred Stock entitled to vote in such election shall vote separately as a class, to elect such director or directors. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their respective successors shall be duly elected and qualified or until their respective earlier resignation or removal. As used in this Certificate of Incorporation, the term “whole Board of Directors” is hereby exclusively defined to mean the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors.

Section 4. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any director or the entire Board of Directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of two thirds (2/3) or more of the Total Voting Power (as defined below) of the then outstanding shares of Voting Stock (as defined below), considered for this purpose as one class. For the purposes of this Section 4 of Article VIII and Article IX: (a) the term “Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock; (b) the term “Voting Stock” shall mean the shares of all classes of Capital Stock of the Corporation entitled to vote as set forth in Article VII; and (c) the term “for cause” shall mean commission of a felony, or a finding by a court of competent jurisdiction of liability for negligence, or misconduct, in the performance of the director’s duty to the Corporation in a matter of substantial importance to the Corporation, where such adjudication is no longer subject to direct appeal. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section 4 of Article VIII shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

Section 5. There shall be no qualifications for election of persons as directors of the Corporation, except that no person shall qualify to serve as a director or shall be eligible to stand for election as a director if such person has been convicted of a felony by a court of competent jurisdiction where such conviction is no longer subject to direct appeal. Any director who, at any time during his or her term of office, fails to continue to satisfy the qualifications under which he or she was last elected to the Board of Directors, or who ceases to qualify to serve on the Board of Directors under this Section 5 of Article VIII, shall thereupon cease to be qualified as a director and the term of office of such person shall automatically end. Notwithstanding the foregoing, no action of such unqualified director, the Board of Directors or any committee thereof shall be rendered invalid or otherwise affected solely because such director becomes or at the time of such action was not qualified.

Section 6. Elections of Directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

CERTAIN BUSINESS COMBINATIONS

Section 1. In addition to any affirmative vote required by law, by this Certificate of Incorporation, or by the provisions of any series of Preferred Stock that may at the time be outstanding, and except as otherwise expressly provided for in Section 2 of this Article IX, any Business Combination (as hereinafter defined) shall require (i) the affirmative vote of not less than eighty percent (80%) of the Total Voting Power of the then outstanding shares of Voting Stock, voting together as a single class (it being understood that for purposes of this Article IX each share of the Voting Stock shall have the number of votes granted to it pursuant to Article VII hereof or in any resolution or resolutions of the Board of Directors for issuance of shares of Preferred Stock) and (ii) the affirmative vote of at least a majority of the Total Voting Power of the then outstanding shares of the Voting Stock not beneficially owned by an Interested Shareholder or any Affiliate or Associate thereof (each as hereinafter defined), voting together as a single class. Such affirmative votes shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

Section 2. The provisions of Section 1 of this Article IX shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or any other provision of this Certificate of Incorporation, if the Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined) then in office.

Section 3. For purposes of this Article IX, the following terms shall have the following meanings:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date the Corporation’s Certificate of Incorporation was issued by the Secretary of State of the State of Delaware, whether or not the Corporation was then subject to such rule.

(b) A Person (as hereinafter defined) shall be deemed the “beneficial owner” or to have “beneficial ownership,” of any shares of Common Stock that:

(i) such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(ii) such Person or any or its Affiliates or Associates, directly or indirectly, has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (but a Person shall not be deemed to be the beneficial owner of any Common Stock solely by reason of an agreement, arrangement or understanding with the Corporation to effect a Business Combination) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote, or to direct the vote of, pursuant to any agreement, arrangement or understanding; or

(iii) is beneficially owned, directly or indirectly, by any other Person with which such first mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock; provided, however, that no director or officer of the Corporation (nor any Affiliate or Associate of any such director or officer) (y) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock of the Corporation beneficially owned by any other such director or officer (or any Affiliate or Associate thereof) or (z) shall be deemed to beneficially own any Common Stock of the Corporation owned by any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of employees of the Corporation and/or any subsidiary, or any trust or custodial arrangement established in connection with any such plan, not specifically allocated to such Person’s personal account.

(c) The term “Business Combination” shall mean any transaction that is referred to in any one or more of the following paragraphs (i) through (vi):

(i) Any merger, consolidation or share exchange of the Corporation with (A) any Interested Shareholder, or (B) any other entity (whether or not such other entity is itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of any Interested Shareholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the Corporation having an aggregate Fair Market Value equal to five percent (5%) or more of the total assets of the Corporation as of the end of its most recent fiscal year ending prior to the time the determination is being made; or

(iii) the issuance or transfer by the Corporation (in one transaction or a series of transactions) of any securities of the Corporation to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder other than (A) on a pro rata basis to all holders of Common Stock, (B) in connection with the exercise or conversion of securities issued pro rata that are exercisable for, or convertible into, securities of the Corporation or (C) the issuance or transfer of such securities having an aggregate Fair Market Value equal to less than one percent (1%) of the aggregate Fair Market Value of all of the outstanding Capital Stock; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation or any subsidiary that is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments, which changes do not exceed, in the aggregate, 1% of the issued and outstanding shares of such class or series of equity or convertible securities; or

(vi) the acquisition by the Corporation of any securities of an Interested Shareholder or its Affiliates or Associates.

(d) “Determination Date” shall mean the date on which the Interested Shareholder became an Interested Shareholder.

(e) “Disinterested Director” shall mean any member of the Board of Directors of the Corporation who is not an Affiliate or Associate of, or otherwise affiliated with, the Interested Shareholder and who either was a member of the Board of Directors prior to the Determination Date, or was recommended for election by a majority of the Disinterested Directors in office at the time such director was nominated for election.

(f) “Fair Market Value” shall mean (i) in the case of stock, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the Corporation’s principal stock exchange or other trading system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors then in office, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors then in office.

(g) “Interested Shareholder” shall mean any Person (other than the Corporation, or any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of employees of the Corporation, or any trust or custodial arrangement established in connection with any such plan) who or which:

(i) is the beneficial owner of fifteen percent (15%) or more of the Common Stock; or

(ii) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of fifteen percent (15%) or more of the then outstanding Common Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Common Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any other Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering with the meaning of the Securities Act and not executed on any exchange or in the over the counter market through a registered broker or dealer.

In determining whether a Person is an Interested Shareholder pursuant to this Section 3(g) of Article IX, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of Section 3(b) of this Article IX but shall not include any other shares of Common Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “Person” shall mean any corporation, limited liability company, partnership, trust, unincorporated organization or association, syndicate, any other entity or a natural person, together with any Affiliate or Associate of such person or any other person acting in concert with such person.

Section 4. When it appears that a particular Person may be an Interested Shareholder and that the provisions of this Article IX need to be applied or interpreted, then a majority of the directors of the Corporation who qualify as Disinterested Directors shall have the power and duty to interpret all of the terms and provisions of this Article IX, and to determine on the basis of information known to them after reasonable inquiry of all facts necessary to ascertain compliance with this Article IX, including, without limitation, (a) whether a Person is an Interested Shareholder, (b) the number of shares of Common Stock beneficially owned by any Person, (c) whether a Person is an Affiliate or Associate of another, (d) the Fair Market Value of (i) the assets that are the subject of any Business Combination, (ii) the securities to be issued or transferred by the Corporation in any Business Combination, (iii) the consideration other than cash to be received by holders of shares of any class or series of Common stock or Capital Stock other than Common Stock in any Business Combination, (iv) the outstanding Capital Stock, or (v) any other item the Fair Market Value of which requires determination pursuant to this Article IX, and (e) whether all of the applicable conditions set forth in Section 2 of this Article IX have been met with respect to any Business Combination. Any constructions, applications, or determinations made by the Board of Directors or the Disinterested Directors pursuant to this Article IX, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its stockholders, and neither the Corporation nor any of its stockholders shall have the right to challenge any such construction, application or determination.

Section 5. Nothing contained in this Article IX shall be construed to relieve any Interested Shareholder from any fiduciary obligations imposed by law.

Section 6. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), in addition to any affirmative vote required by applicable law and any voting rights granted to or held by holders of Preferred Stock, any amendment, alteration, repeal or rescission of any provision of this Article IX must also be approved by either (i) a majority of the Disinterested Directors, or (ii) the affirmative vote of not less than eighty percent (80%) of the Total Voting Power of the then outstanding shares of the Voting Stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the Total Voting Power of the then outstanding shares of the Voting Stock not beneficially owned by any Interested Shareholder or Affiliate or Associate thereof, voting together as a single class.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no such amendment, alteration, change or repeal may be made except in accordance with Section 2 of this Article X.

Section 2.

(a) None of the provisions of Articles V, VIII, XI or this Article X (excluding the subsection (b) of this Section 2 of Article X) may be amended, altered, changed or repealed except upon the affirmative vote at any annual or special meeting of the stockholders, of the holders of at least two thirds (2/3) or more of the Total Voting Power (as defined below) of the then outstanding shares of Voting Stock (as defined below), considered for this purpose as one class, nor shall new provisions to this Certificate of Incorporation be adopted or existing provisions to this Certificate of Incorporation be amended, altered or repealed which in either instance are in conflict or inconsistent with Articles V, VIII, XI or this Article X except upon such two thirds (2/3) or more stockholder vote.

(b) Subject to Sections 3(e)(xi) and 3(q) of Article VI, none of the provisions of Article VI may be amended, altered, changed or repealed except upon the affirmative vote at any annual or special meeting, or consent in writing, of the holders of at least one-half (1/2) or more of Series A Preferred Stock and Series C Preferred Stock, considered for this purpose as one class, nor shall new provisions to this Certificate of Incorporation be adopted or existing provisions to this Certificate of Incorporation be amended, altered or repealed which in either instance are in conflict or inconsistent with Article VI except upon such one-half (1/2) or more vote or consent in writing of the holders of Series A Preferred Stock or Series C Preferred Stock; provided, that in the event the proposed amendment or modification of this Certificate of Incorporation, or the proposed new inconsistent provisions, materially and adversely affect the rights of Series A Preferred Stock in a manner disproportionate to the effect such amendment, modification or new provision would have on the holders of Series C Preferred Stock, notwithstanding anything to the contrary contained herein, such amendment, modification or additional provision also requires the vote or consent in writing of holders of a majority of the Series A Preferred Stock; provided, further, that in the event the proposed amendment or modification of this Certificate of Incorporation, or the proposed new inconsistent provisions, materially and adversely affect the rights of Series B Preferred Stock in a manner disproportionate to the effect such amendment, modification or new provision would have on the holders of Series A Preferred Stock and Series C Preferred Stock, notwithstanding anything to the contrary contained herein, such amendment, modification or additional provision also requires the vote or consent in writing of holders of a majority of the Series B Preferred Stock.

(c) None of the provisions of Articles XV or Section 2(b) of Article X may be amended, altered, changed or repealed except upon the affirmative vote at any annual or special meeting of the stockholders, of the holders of at least three-fourths (3/4) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class, nor shall new provisions to this Certificate of Incorporation be adopted or existing provisions to this Certificate of Incorporation be amended, altered or repealed which in either instance are in conflict or inconsistent with Articles XV or Section 2(b) of Article X except upon such three-fourths (3/4) or more stockholder vote.

(d) For purposes of this Article X and Article XV: (i) the term “Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term “Voting Stock” shall mean the shares of all classes of Capital Stock of the Corporation entitled to vote on amending, altering, changing or repealing this Certificate of Incorporation or any provision hereof. Any inconsistency developing between the provisions of a Bylaw of the Corporation and any provisions of this Certificate of Incorporation shall be controlled by this Certificate of Incorporation.

ARTICLE XI

ADOPTION AND AMENDMENT OF BYLAWS

Section 1. The Bylaws of the Corporation shall be adopted in any manner provided by law.

Section 2. In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal the Bylaws of the Corporation by the vote of not less than a majority of the whole Board of Directors; provided, however, that the power of the Board of Directors to alter, amend or repeal the Bylaws, or to adopt new Bylaws, (a) may be denied as to any Bylaw or portion thereof by the stockholders if at the time of enactment the stockholders shall so expressly provide and (b) such power of the Board of Directors shall not divest the stockholders of the power, nor limit their power to amend or repeal the Bylaws, or to adopt new Bylaws.

Section 3. Notwithstanding any other provision in this Certificate of Incorporation or the Bylaws of the Corporation, the stockholders of the Corporation shall also have the power, to the extent such power is at the time in question conferred on them by applicable law, to make, adopt, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE XII

PREEMPTIVE RIGHTS

Except as otherwise may be provided by the Board of Directors with respect to the holders of any one or more series of Preferred Stock in this Certificate of Incorporation or any certificate of designation relating to such series filed pursuant to the DGCL and except as may otherwise be provided in any agreement to which the Corporation is a party, no holder of any shares of Capital Stock of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase any shares of Capital Stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to subscribe for or purchase any obligations, bonds, notes, debentures, other securities or stock convertible into shares of Capital Stock of the Corporation of any class or carrying or evidencing any right to purchase shares of Capital Stock of any class.

ARTICLE XIII

LIMITATION OF LIABILITY

Section 1. The Corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his or her office or position and in its Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Corporation, or any person who serves at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the laws (including, without limitation, the statutes, case law and principles of equity) of the State of Delaware.

Section 2. Without limiting the generality of the foregoing provisions of this Article XIII, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 3. Any repeal or modification of the foregoing Sections of this Article XIII by the Board of Directors or stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 4. For purposes of this Article XIII, the term “director” shall, to the fullest extent permitted by the DGCL, include any person who, pursuant to this Certificate of Incorporation, is authorized to exercise or perform any of the powers or duties otherwise conferred upon a board of directors by the DGCL.

ARTICLE XIV

FORUM FOR ADJUDICATION OF DISPUTES

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim or breach of a fiduciary duty owed to any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE XV

DISSOLUTION

In addition to any requirements of the Corporation’s agreements, any resolution to dissolve the Corporation shall require for its adoption the affirmative vote of the holders of at least three-fourths (3/4) of the Total Voting Power of the then outstanding Voting Stock.

ARTICLE XVI

STOCKHOLDER MEETINGS

Except in connection with obtaining approval of a Supermajority of the Series C Preferred Stock or as permitted in Section 2(b) of Article X, following consummation of an initial public offering of the Corporation’s Common Stock which is registered pursuant to the Securities Act, no action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

ARTICLE XVII

CERTAIN PROPOSED COMPROMISES

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IV. Thereafter, pursuant to such resolutions of the Board of Directors, the Second Amended and Restated Certificate of Incorporation was duly adopted at a special meeting of the stockholders of the Corporation duly called and held on December 12, 2011, at which a quorum of the stockholders was at all times present, all in accordance with the Bylaws of the Corporation and the laws of the State of Delaware.

V. This amendment and restatement has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware Corporation Law, as amended.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed on behalf of the Corporation by its President and attested by its Secretary as of December 12, 2011, and each of them does hereby affirm and acknowledge that this Second Amended and Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true.

TVAX BIOMEDICAL, INC.

By:	/s/ Gary W. Wood
Gary W. Wood President and Chief Executive Officer

ATTEST:

/s/ Catherine Lucasey
Catherine Lucasey Secretary

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